Exhibit 10.1
January 7, 2025
Taylor Sandison
1042 3rd Street, Encinitas, CA 92024
tgsand@uw.edu
VIA EMAIL/DOCUSIGN
Dear Taylor:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Cidara Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be February 3, 2025 (the “Separation Date”).
2.Final Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date (collectively “Accrued Compensation”), subject to standard payroll deductions and withholdings. You will receive your unpaid Accrued Compensation regardless of whether you sign this Agreement.
3.Severance Payment. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days after the Separation Date; (ii) allow the releases contained herein to become effective; and (iii) comply with all of your legal and contractual obligations to the Company (collectively, the “Severance Preconditions”), then the Company will pay you, as severance, an amount equivalent to nine (9) months of your current base salary, subject to standard payroll deductions and withholdings (in the total amount of $378,825) (the “Severance Payment”). The Severance Payment will be paid in a lump sum within fifteen (15) calendar days after the Effective Date (as defined below).
4.Health Insurance. As an additional severance benefit, subject to your satisfaction of the Severance Preconditions, and provided that you timely elect continued coverage under COBRA, the Company will (at its option) pay directly or reimburse you for your COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) nine (9) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. If the Company elects to reimburse you for COBRA Premiums, then you must timely pay your premiums, then provide the Company with proof of same to obtain such reimbursement under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums. Unless you follow the procedures set forth in this section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage.
5.Equity Interests. Under the terms of your stock option agreement(s) and the applicable plan documents, vesting of your stock option(s) will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock option(s), will be as set forth in your stock option agreement(s), grant notice(s) and applicable plan documents.
6.No Other Compensation Or Benefits. You acknowledge and agree that the benefits offered to you herein satisfy fully and exceed any and all of the obligations the Company would have had to pay you as severance benefits in connection with your employment termination, whether pursuant to your employment agreement, dated March 22, 2017 (the “Employment Agreement”), offer letter, or any other agreement, plan or policy. By executing this Agreement, you agree and acknowledge that the Company’s obligations to provide you any and all severance benefits (including without limitation under the Employment Agreement), compensation or other benefits, other than as set forth in this Agreement, are hereby extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified (e.g., 401(k) account) or any vested stock options.
7.Expense Reimbursements. You agree that, within five (5) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
8.Release Of Claims
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Released Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)Scope of Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company by email legal@cidara.com); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
9.Return of Company Property. You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges, and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials or information, by the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. You agree that, as of the Separation Date, you are no longer authorized to access Company confidential information and systems, including, without limitation, Company email and software programs, and you will not attempt to access or gain entry to such information or systems. Your compliance with this section, including your timely return of Company property, is a Severance Precondition and therefore, a condition to your receipt of the severance benefits provided under this Agreement.
10.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
11.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights” or in furtherance of your rights under Section 7 of the National Labor Relations Act. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
12.Non-disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree to refrain from any disparaging statements about the Company, its officers, directors, or employees or any of the other Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company or any of the other Releasees; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a governmental investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You affirm that you have not disparaged the Releasees from the date you receive this Agreement through the date you sign this Agreement. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Releasees, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Instagram, X (Twitter), Glassdoor, Yelp, and LinkedIn), except those comments or statements permitted by the “Protected Rights” section. You shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only your last position and dates of employment. You agree to revise and update publicly available information, including professional and social networking websites such as LinkedIn and Facebook, within one (1) week of the Separation Date to remove any indication that you are employed by the Company. Your violation of this section shall be a material breach of this Agreement.
13.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
14.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. In addition, you hereby represent that, prior to your execution of this Agreement, you have not engaged in any knowing or intentional wrongful or fraudulent conduct which resulted in, or was reasonably likely to result in, material harm to the Company, and you agree that you will not engage in such conduct following your execution of this Agreement.
17.Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
18.Miscellaneous. This Agreement, including its exhibits (if any), constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including under any applicable offer letter or employment agreement, provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement or other documents specifically identified in this agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures. You acknowledge that you have been advised that you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so).
If this Agreement is acceptable to you, please sign below on or before twenty-one (21) days after your receipt of this Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
We wish you the best in your future endeavors.
Sincerely,

By: /s/ Shane Ward
Shane Ward
Chief Operating Officer and Chief Legal Officer

I have read, understand and agree fully to the foregoing Agreement:
/s/ Taylor Sandison
Taylor Sandison
1/7/2025
Date

Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION
AND INVENTIONS ASSIGNMENT AGREEMENT
[See Next Page]

CIDARA THERAPEUTICS, INC.
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT
In consideration of my employment or continued employment by Cidara Therapeutics, Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:
Employee Confidential Information and Inventions Assignment Agreement

1.Confidential Information Protections.
1.1Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
1.2Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
1.3Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.
1.4Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
1.5No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
Employee Confidential Information and Inventions Assignment Agreement
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2.Assignments of Inventions.
2.1Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.
2.2Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.
2.3Assignment of Company Inventions. Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company (“Company Inventions”). To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Company Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).
2.4Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”) except for those Inventions that are covered by a contract between Company and the United States or any of its agencies that require full title to such patent or Invention to be in the United States.
2.5Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.
2.6Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title and
Employee Confidential Information and Inventions Assignment Agreement
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interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.
2.8Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.
2.9Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.
3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by
Company) of all Confidential Information developed by me and all Company Inventions during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.
4.Duty of Loyalty During Employment. I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.
6.Reasonableness of Restrictions.
6.1I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
6.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
6.3If the court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
7.No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into,
Employee Confidential Information and Inventions Assignment Agreement
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and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.
8.Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.
9.Legal and Equitable Remedies.
9.1I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
9.2In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the Order enforcing the Agreement.
10.Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
11.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.
11.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.
11.2I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.
12.General Provisions.
12.1Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.
12.2Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
12.3Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my
Employee Confidential Information and Inventions Assignment Agreement
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heirs, executors, administrators and other legal representatives.
12.4Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
12.5Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
12.6Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.7Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
12.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).
12.9Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
12.10Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and the second sentence of Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement
6

This Agreement will be effective as of _9/1/16__________________.

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ Taylor Sandison
(Signature)

Taylor Sandison
Name

01 SEP 2016
Date

COMPANY:

Accepted and agreed

Cidara Therapeutics, Inc.

By:	/s/ Matt Onaitis

	Name:	Matt Onaitis
	Title:	CFO & GC

Employee Confidential Information and Inventions Assignment Agreement
Signature Page

Exhibit A
Excluded Inventions

TO:	Cidara Therapeutics, Inc.
FROM:	Taylor Sandison
DATE:	'01 Sep 2016

1.    Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:
X    No Excluded Inventions.
☐    See below:

☐    Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
1.
1.

☐    Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement
Exhibit A, Page 1

3.    Limited Exclusion Notification.
This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:
a.    Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or
b.    Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Employee Confidential Information and Inventions Assignment Agreement

Exhibit A, Page 2